Exhibit 99.1
News Release
Approach Resources Inc. Reports Third Quarter 2007 Results, 2008 Capital Budget and 2008 Guidance
Fort Worth, Texas, December 12, 2007 — Approach Resources Inc. (NASDAQ: AREX) (“Approach” or the “Company”) today reported its third quarter 2007 financial and operating results, 2008 capital budget and 2008 guidance.
Net income for the third quarter of 2007 was $2.1 million, or $0.20 per diluted share, on revenues of $8.3 million, compared to net income of $5.1 million, or $0.51 per diluted share, on revenues of $10.4 million for the third quarter of 2006. EBITDAX1 for the third quarter of 2007 was $6.9 million, compared to $9.6 million for the third quarter of 2006. Production for the third quarter of 2007 totaled 1.2 Bcfe, compared to 1.6 Bcfe produced in the third quarter of 2006. Production for the nine months ended September 30, 2007 totaled 3.8 Bcfe, compared to 5.2 Bcfe produced in the prior year period. The decrease in revenues, EBITDAX and production were the result of (1) the natural decline in production of the tight gas Canyon sands in our Ozona Northeast field and (2) the reduction in drilling rigs from four in the second half of 2005 and first half of 2006 to one rig in late 2006 and the first half of 2007.
Realized gain on commodity derivatives increased our net income for the third quarter by $1.1 million. At September 30, 2007, the Company had fixed price swaps in place for 2007 of 230,000 MMBtu per month at $9.22 per MMBtu. In addition, at September 30, 2007, the Company had costless collars in place for 2008 of 186,000 MMBtu per month at $7.50 — $11.45 per MMBtu. In November 2007, the Company added costless collars for 2009 of 180,000 MMBtu per month at $7.50 — $10.50 per MMBtu.
Lease operating expenses for the third quarter of 2007 were $760,000 or $0.62 per Mcfe, compared to $822,000 or $0.52 per Mcfe for the third quarter of 2006. Severance and production taxes for the third quarter of 2007 were $400,000 or $0.32 per Mcfe, compared to $540,000 or $0.34 per Mcfe for the prior year period. Severance and production taxes decreased as a result of reduced oil and gas sales in 2007. Depletion, depreciation and amortization (“DD&A”) expense for the third quarter of 2007 was $3.1 million or $2.52 per Mcfe, compared to $3.8 million or $2.41 per Mcfe for the third quarter of 2006. The decrease in DD&A expense was primarily attributable to decreased production, which was slightly offset by an increase in DD&A per Mcfe due to increased capitalized costs incurred primarily from our continued development of the Ozona Northeast field. The Company recorded no dry hole costs for the third quarter of 2007, compared to $572,000 for the third quarter of 2006. General and administrative expenses for the third quarter of 2007 were $1.4 million or $1.12 per Mcfe, compared to $500,000 or $0.32 per Mcfe for the prior year period in 2006. The increase in general and administrative expenses was primarily the result of bonus payments made in the third quarter of 2007 after the filing of the Company’s initial registration statement and increased staffing costs in 2007.

[1]	For an explanation of how we calculate and use EBITDAX and a reconciliation of net income to EBITDAX, please see “Supplemental non-GAAP financial measure” below.

Through the end of the third quarter of 2007, the Company had drilled a total of 44 wells (28.7 net), 33 (22.5 net) of which had been completed as producers, 10 (6.1 net) of which were in various stages of completion and one (0.7 net) of which was abandoned. Of the 44 wells drilled, 40 were development and four were exploratory. Since July 2007, the Company has kept three rigs running full time, one each in Ozona Northeast, Cinco Terry and North Bald Prairie.
Development Drilling Projects
West Texas — Ozona Northeast (Canyon Sands)
During the third quarter of 2007, the Company drilled 12 (8.4 net) Canyon development wells with a 100% success rate. Of the 12 Canyon wells, nine (6.3 net) had been completed as producers with the remaining three (2.1 net) in various stages of completion as of the end of the quarter.
During the fourth quarter of 2007, the Company expects to drill an additional 12 (9.9 net) Canyon wells. For the year, the Company expects to drill 45 Canyon wells in Ozona Northeast.
In November 2007, the Company drilled and abandoned two wells. One well was a step-out designed to test a southwestern channel sequence. This well encountered 48 feet of gross Canyon sand but only had six feet of porosity. The Company expects this abandoned well to negatively impact only three currently identified locations in Ozona Northeast. The second well, a western step-out, encountered 45 feet of gross Canyon sand but only had six feet of porosity. The Company does not expect this abandoned well to negatively impact any currently identified drilling locations.
The Company plans to drill up to 40 new Canyon wells in Ozona Northeast in 2008. Since February of 2004, the Company has drilled 291 gross wells in Ozona Northeast with a 96% success rate. In addition, the Company has identified over 600 additional drilling locations in Ozona Northeast.
West Texas — Cinco Terry (Wolfcamp, Canyon Sands and Ellenburger)
During the third quarter of 2007, the Company drilled five (2.5 net) Canyon development wells and one (0.5 net) Ellenburger development well with a 100% success rate. Of the six total wells, three (1.5 net) had been completed as producers (two Canyon and one Ellenburger) with the remaining three (1.5 net) in various stages of completion as of the end of the quarter.
The Ellenburger well that was completed in the third quarter of 2007 came on line at 1.1 MMcf/d and 59 Bbls/d (gross) at 2100 psig on a 10/64 choke. This well currently is producing 1.1 MMcf/d and 49 Bbls/d (gross) at 2100 psig on a 10/64 choke. Since September 30, 2007, the Company has drilled three (1.5 net) other Ellenburger wells, which currently are in various stages of completion or waiting on a pipeline connection.

During November 2007, the Company drilled and abandoned two wells in Cinco Terry. The first well, a one-mile, northeast step-out from a Wolfcamp test well, encountered 52 feet of gross Canyon sand but had insufficient porosity. The Company does not expect this abandoned well to negatively impact any currently identified drilling locations. In addition, the Company abandoned the surface hole on one well due to mechanical problems. The Company has since redrilled this well and found what the Company expects will be productive Ellenburger and Canyon formations.
In late November 2007, the Company entered into a gas gathering, processing and sales agreement that will allow the Company to produce and sell 100% of its gas from Cinco Terry. The new agreement will increase the Company’s percentage of proceeds (“POP”) from 85% to 88% with fixed recoveries, shrinkage and fuel. In addition, the agreement will increase the POP to 90% once the Company delivers 1.46 Bcf of gas to the system. The agreement also allows gas out of Cinco Terry to be sold on the WAHA index. Previously, this gas was sold on the less favorable El Paso index.
The Company plans to drill up to 23 (11.5 net) Canyon/Ellenburger wells and one horizontal Wolfcamp shale test well in Cinco Terry in 2008. The Company has identified over 120 drilling locations in Cinco Terry.
East Texas — North Bald Prairie (Cotton Valley Sands, Bossier and Cotton Valley Lime)
During the third quarter of 2007, the Company drilled one (0.5 net) Cotton Valley/Bossier sand development well in the North Bald Prairie prospect. The Company has since drilled three (1.5 net) new Cotton Valley/Bossier wells for a total of four (two net) wells drilled in North Bald Prairie. All four wells are in various stages of completion or post-stimulation clean up. In addition, the Company plans to spud a fifth well by the end of next week. In October 2007, the Company began construction of a six-inch gathering system for the North Bald Prairie field. The Company completed construction of the system in late November 2007.
The Company plans to drill up to 12 (six net) Cotton Valley/Bossier sand wells in North Bald Prairie in 2008. The Company has identified over 60 drilling locations in North Bald Prairie.
Exploratory Drilling Prospects
British Columbia (Triassic Tight Gas and Shale)
During the third quarter of 2007, the Company participated in one (0.25 net) Montney sand development well. This well currently is waiting on a pipeline connection. During the first quarter of 2008, the Company expects to participate in one (0.25 net) horizontal Montney well and one (0.25 net) vertical Doig shale well. The Company expects to participate in up to two (0.50 net) additional Montney tight gas and Doig shale wells in 2008, for a total of four (one net) wells in 2008.
Western Kentucky — Boomerang Prospect (New Albany Shale)
At the end of the third quarter, the Company had three (1.8 net) vertical New Albany shale wells waiting on completion. The first well encountered gas shows and fracturing in the upper New Albany shale. The second well encountered gas shows and fracturing throughout the entire New Albany shale package. The third well encountered gas shows in the upper New Albany shale.

The Company expects to drill up to three (1.8 net) horizontal New Albany shale test wells in 2008. The first horizontal well should spud in the first quarter of 2008. The Company also plans on completing two of the three vertical wells that it has drilled. The Company will wait on additional results from these wells before making a decision on whether to complete the third well.
Northern New Mexico — El Vado East (Mancos Shale Oil)
The Company expects to drill up to eight (7.2 net) exploratory Mancos shale test wells in 2008.
Ross Craft, Approach’s President and CEO, commented, “Positive cash flow from our legacy asset, Ozona Northeast, will remain instrumental in funding our development drilling projects for the remainder of 2007 and 2008. We continue to be pleased with the progress of our Cinco Terry and North Bald Prairie projects. In addition, we are encouraged by the opportunities in our three unconventional resource plays in British Columbia, Kentucky and New Mexico. Based on our mixture of low risk development drilling projects and exploratory acreage, we feel confident about the Company’s plan for 2008 and beyond.”
Initial Public Offering and Ozona Northeast Working Interest Acquisition
On November 14, 2007, the Company completed its initial public offering (“IPO”) of common stock at $12.00 per share. In the IPO, including the over-allotment option exercised by the underwriters, the Company registered the offer and sale of 8,816,667 shares of common stock as set forth below:

	Company	Selling Shareholder	Total
Initial public offering	5,605,377	2,061,290	7,666,667
Over-allotment option	993,195	156,805	1,150,000
Total	6,598,572	2,218,095	8,816,667
Gross proceeds of the IPO, including the over-allotment option, were approximately $81.1 million. Net proceeds to the Company, after deducting underwriter discounts, were approximately $73.6 million. The Company used net proceeds to (1) repay $51.1 million on the Company’s revolving credit facility and (2) repurchase 2,021,148 shares of common stock from the selling shareholder at the IPO price of $12.00 per share less underwriter discounts.
In connection with the IPO, we also acquired the 30% working interest in Ozona Northeast that we did not already own from the selling shareholder, in exchange for 4,239,243 shares of common stock.
2008 Budget
The Company’s Board of Directors recently approved a 2008 exploration and development budget of $64.3 million, which consists of $54.8 million committed to the Company’s three core operating areas in Ozona Northeast, Cinco Terry and North Bald Prairie. The remaining $9.5 million is allocated to the Company’s exploration prospects in Western Canada, Kentucky and New Mexico. The Company expects no proved reserves to be booked to its exploration projects at January 1, 2008. Of the $64.3 million budgeted for 2008, 95% will be spent on properties operated by the Company.

Financial and Operating Guidance
The 2007 and 2008 financial and operating guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

		Pro forma(1)
	Projected	Projected	Projected
	2007	2007	2008
Production:
Natural gas (MMcf)	4,900	6,400	7,400 -- 7,700
Oil (Mbbl)	80	100	120 -- 125
Total (MMcfe)	5,380	7,000	8,120 -- 8,450

Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.70	$0.70	$0.65--0.70
Severance and production taxes (percent of oil and gas sales)	$0.30	$0.30	5%
Exploration (per Mcfe)	$0.22	$0.17	$0.28--0.29
General and administrative (per Mcfe)	$1.41	$1.09	$0.63--0.65
Depletion, depreciation and amortization (per Mcfe)	$2.40	$2.27	$2.00--2.50

(1)	Gives effect to the Company’s acquisition from Neo Canyon Exploration, L.P. of the 30% working interest in the Ozona Northeast field that the Company did not already own, as if the acquisition had occurred on January 1, 2007.
Conference Call Information
The Company will host a conference call on Thursday, December 13, 2007, at 10:00 a.m. CST (11:00 a.m. EST) to discuss its third quarter 2007 financial and operating results. To participate in the conference call, domestic participants should dial (888) 668-1643 and international participants should dial (913) 312-6666 approximately 15 minutes before the scheduled conference time. To access the live audio webcast, please visit the investor relations section of the Company’s web site, www.approachresources.com. A replay of the webcast will be available for one year on the Company’s web site. A transcript will be made available on the Company’s website three days after the conference call occurs.
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for natural gas and oil, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
Approach Resources Inc. is an independent energy company engaged in the exploration, development, exploitation, production and acquisition of unconventional natural gas and oil properties onshore in the United States and Western Canada. The Company focuses its growth efforts primarily on finding and developing natural gas reserves in known tight gas sands and shale areas. The Company currently operates in Texas, Kentucky and New Mexico and has a non-operating interest in Western Canada.

Unaudited results of operations

					Pro forma(1)
	Three months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,
	2007	2006	2007	2006	2007	2006
Revenues (in thousands):
Gas	$7,194	$9,371	$24,110	$33,048	$34,005	$46,806
Oil	1,099	1,026	3,264	3,739	4,504	5,304

Total oil and gas sales	8,293	10,397	27,374	36,787	38,509	52,110
Realized gain on commodity derivatives	1,079	1,126	3,323	4,210	3,323	4,210

Total oil and gas sales including derivative impact	$9,372	$11,523	$30,697	$40,997	$41,832	$56,320
Production:
Gas (MMcf)	1,135	1,484	3,511	4,849	4,979	6,876
Oil (MBbl)	16	15	55	57	75	81

Total (MMcfe)	1,232	1,573	3,840	5,192	5,429	7,365
Average prices:
Gas, per Mcf	$6.34	$6.32	$6.87	$6.82	$6.83	$6.81
Oil, per Bbl	68.10	68.81	59.51	65.37	60.00	65.13

Total, per Mcfe	6.73	6.61	7.13	7.08	7.09	7.08
Realized gain on commodity derivatives, per Mcfe	0.88	0.72	0.86	0.82	0.61	0.57

Total per Mcfe including derivative impact	$7.61	$7.33	$7.99	$7.90	$7.70	$7.65
Costs and expenses (per Mcfe):
Lease operating expenses	$0.62	$0.52	$0.72	$0.54	$0.71	$0.56
Severance and production taxes	$0.32	$0.34	$0.30	$0.27	$0.30	$0.28
Depletion, depreciation and amortization	$2.52	$2.41	$2.40	$2.07	$2.27	$2.04
Exploration	$—	$0.36	$0.16	$0.30	$0.12	$0.21
General and administrative	$1.12	$0.32	$1.07	$0.33	$0.82	$0.27

(1)	Gives effect to the Company’s acquisition from Neo Canyon Exploration, L.P. of the 30% working interest in the Ozona Northeast field that the Company did not already own, as if the acquisition had occurred on January 1, 2006.

APPROACH RESOURCES INC. AND AFFILIATED ENTITIES
UNAUDITED COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES:
Oil and gas sales	$8,292,482	$10,397,342	$27,374,413	$36,787,037

EXPENSES:
Lease operating expense	760,260	822,179	2,783,104	2,814,497
Severance and production taxes	399,971	540,394	1,148,462	1,381,831
Exploration	—	572,008	632,958	1,564,451
General and administrative	1,374,837	500,302	4,105,006	1,734,300
Depletion, depreciation and amortization	3,109,180	3,796,270	9,217,028	10,768,987

Total expenses	5,644,248	6,231,153	17,886,558	18,264,066

OPERATING INCOME	2,648,234	4,166,189	9,487,855	18,522,971

OTHER:
Interest expense, net	(1,107,628)	(1,058,196)	(3,062,046)	(2,766,608)
Realized gain on commodity derivatives	1,079,390	1,125,850	3,323,360	4,210,377
Change in fair value of commodity derivatives.	785,080	3,694,750	(2,116,724)	9,141,701

INCOME BEFORE PROVISION FOR INCOME TAXES	3,405,076	7,928,593	7,632,445	29,108,441

PROVISION FOR INCOME TAXES	1,312,273	2,864,456	3,129,895	10,299,030

NET INCOME	$2,092,803	$5,064,137	$4,502,550	$18,809,411

EARNINGS PER SHARE:
Basic	$0.22	$0.52	$0.47	$1.93

Diluted	$0.20	$0.51	$0.41	$1.87

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	9,538,883	9,735,312	9,507,449	9,754,712

Diluted	11,636,944	10,025,982	11,632,889	10,045,382

	Nine Months Ended
	September 30,
	2007	2006
Unaudited statement of cash flow data:
Operating activities	$20,293,532	$26,596,264
Investing activities	(32,444,526)	(49,789,144)
Financing activities	24,995,645	27,334,379

	September 30,	December 31,
	2007	2006
Unaudited balance sheet data:
Cash and cash equivalents	$17,755,892	$4,911,241
Other current assets	11,195,036	13,199,464
Property and equipment, net, successful efforts method	153,825,538	132,111,844
Other assets	2,042,086	86,169

Total assets	$184,818,552	$150,308,718

Current liabilities	$17,436,475	$15,421,414
Long-term debt	53,292,000	47,619,000
Other long-term liabilities	19,600,314	17,696,751
Convertible debt	20,000,000	—
Stockholders’ equity	74,489,763	69,571,553

Total liabilities and stockholders’ equity	$184,818,552	$150,308,718

Glossary of terms:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or natural gas liquids.
Bcf. Billion cubic feet of natural gas.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
MMBtu. Million British thermal units.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
Psig. Pounds per square inch gauge.
/d. “Per day” when used with volumetric units or dollars.

Supplemental non-GAAP financial measure
EBITDAX (as defined below) is presented herein, and reconciled to the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depletion, depreciation and amortization expense, (3) stock-based compensation expense, (4) change in fair value of commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information that may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other readers of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX (in thousands):

					Pro forma(1)
	Three months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,
	2007	2006	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income	$2,093	$5,064	$4,503	$18,809	$8,535	$24,403
Exploration and abandonments	—	572	633	1,564	633	1,564
Depletion, depreciation and amortization	3,109	3,796	9,217	10,769	12,315	15,008
Stock based compensation expense	88	—	175	34	175	34
Change in fair value of commodity derivatives	(785)	(3,695)	2,117	(9,142)	2,117	(9,142)
Interest expense	1,108	1,058	3,062	2,767	3,062	2,767
Income taxes	1,312	2,864	3,130	10,299	5,269	13,584

EBITDAX	$6,925	$9,659	$22,837	$35,100	$32,106	$48,218

(1)	Gives effect to the Company’s acquisition from Neo Canyon Exploration, L.P. of the 30% working interest in the Ozona Northeast field that the Company did not already own, as if the acquisition had occurred on January 1, 2006.

Contact:
J. Ross Craft
Steven P. Smart
J. Curtis Henderson
Approach Resources Inc.
(817) 989-9000
* * * * * *